Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – July 22, 2025

FVCBankcorp, Inc. Announces Sixth Consecutive Quarter of Improved Earnings;
Return on Average Assets 1.02% for the Second Quarter of 2025

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the second quarter of 2025.

Second Quarter Selected Financial Highlights
•Net Income Increased 10% Compared to the Prior Quarter. Net income totaled $5.7 million, or $0.31 diluted earnings per share, for the quarter ended June 30, 2025, compared to net income of $5.2 million, or $0.28 diluted earnings per share, for the quarter ended March 31, 2025. Compared to the year ago quarter, net income increased 36%, or $1.5 million, from $4.2 million for the three months ended June 30, 2024.
•Return on Average Assets Improved to 1.02%. Return on average assets for the quarter ended June 30, 2025 was 1.02%, an increase from 0.94% for the quarter ended March 31, 2025, and up from 0.77% for the quarterly period ended June 30, 2024.
•Net Interest Margin Up 12% and Net Interest Income Improved 15%, Compared to the Year Ago Quarter. For the quarter ended June 30, 2025, net interest margin improved 7 basis points to 2.90% from 2.83% for the three months ended March 31, 2025, the sixth consecutive quarter of margin improvement, and increased 31 basis points, or 12%, compared to 2.59% for the second quarter of 2024. Net interest income increased $2.1 million, or 15%, to $15.8 million for the second quarter of 2025, compared to $13.7 million for the year ago quarter ended June 30, 2024.
•Strong Credit Quality. Loans past due 30 days or more totaled $2.8 million at June 30, 2025, a decrease of $5.7 million, or 67%, from $8.4 million at December 31, 2024. Past due loans at June 30, 2025 were primarily consumer real estate secured. Nonperforming loans at June 30, 2025 decreased to $10.5 million, or 18%, from $12.8 million at December 31, 2024. Nonperforming loans to total assets decreased to 0.46% at June 30, 2025 from 0.58% at December 31, 2024.
•Sound, Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios were in excess of thresholds required to be considered "well capitalized", with total risk-based capital to risk-weighted assets of 15.28% at June 30, 2025, compared to 14.73% at December 31, 2024. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank increased to 11.16% at June 30, 2025, from 10.87% at December 31, 2024. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities are fully reflected in the TCE/TA ratio.
•Shares Repurchased During the Second Quarter. During the second quarter of 2025, the Company repurchased 415,000 shares of its common stock at a total cost of $4.6 million. All of these shares have been canceled and returned to the status of authorized but unissued. These share repurchases reduced weighted average shares outstanding for the second quarter of 2025 by 279,066 shares.
•Initiation of Quarterly Cash Dividend. On July 17, 2025, the Company announced it was initiating a quarterly cash dividend program. The initial quarterly cash dividend of $0.06 was declared for each share of its common stock outstanding. The dividend is payable on August 18, 2025 to shareholders of record on

July 28, 2025. Based on the current number of shares outstanding, the aggregate payment will be approximately $1.1 million.

For the three months ended June 30, 2025, the Company recorded net income of $5.7 million, or $0.31 diluted earnings per share, compared to net income of $4.2 million, or $0.23 diluted earnings per share, for the quarter ended June 30, 2024, an increase of $1.5 million, or 36%. During the second quarter of 2025, the Company unwound $15 million of its pay-fixed/receive floating interest rate swaps and the funding associated with that hedge, resulting in a gain of $154 thousand (which was recorded in non-interest income).

For the six months ended June 30, 2025, the Company reported net income of $10.8 million, or $0.59 diluted earnings per share, compared to $5.5 million, or $0.30 diluted earnings per share, for the six months ended June 30, 2024, an increase of $5.3 million, or 97%. During 2024, the Company surrendered $48.0 million in bank-owned life insurance (“BOLI”), which resulted in a nonrecurring increase of $2.4 million to the tax provisioning related to the loss of the tax favored status of prior appreciation.

Commercial bank operating earnings (non-GAAP) exclude the above noted derivative gain recorded during 2025 for the three months ended June 30, 2025. Excluding this nonrecurring item, commercial bank operating earnings for the three months ended June 30, 2025 and 2024 were $5.5 million and $4.2 million, respectively, an increase of $1.3 million, or 34%. Diluted commercial bank operating earnings per share (non-GAAP) for the three months ended June 30, 2025 and 2024 were $0.30 and $0.23, respectively. Adjusted return on average assets for the three months ended June 30, 2025 and 2024 was 1.00% and 0.77%, respectively.

Commercial bank operating earnings (non-GAAP) for the six months ended June 30, 2025 and 2024 exclude the 2025 derivative gain and tax provisioning recorded for the BOLI surrender during 2024. Excluding these nonrecurring items, commercial bank operating earnings for the six months ended June 30, 2025 and 2024 were $10.7 million and $7.9 million, respectively, an increase of $2.8 million, or 36%. Diluted commercial bank operating earnings per share (non-GAAP) for the six months ended June 30, 2025 and 2024 were $0.58 and $0.43, respectively.

The Company considers commercial bank operating earnings a useful comparative financial measure of the Company’s operating performance over multiple periods. Commercial bank operating earnings are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“We are pleased to see our annualized return on average assets reach 1.02% for the quarter ended June 30, 2025. The strategic initiatives we have deployed have contributed to our attaining a sixth quarter of consecutive earnings growth. We remain focused on improved profitability and disciplined lending while supporting and growing our customer base. Additionally, in July, the Board approved the initiation of a quarterly cash dividend, reflecting the Bank's financial strength and its maturity. This quarterly cash dividend also demonstrates our continued commitment to enhance shareholder value.”

Patricia A. Ferrick, President of the Company, said:

“We continue to deepen our customer relationships with personalized service and technology solutions that improve the customer experience and streamline processes. Our online banking platform, with upgraded security features, combined with process automation across the Bank, have contributed to the 9% improvement in our efficiency ratio to 56.2% for the quarter ended June 30, 2025, compared to 61.9% for the year ago quarter ended June 30, 2024.”

Statement of Condition
Total assets were $2.24 billion at June 30, 2025 and $2.20 billion at December 31, 2024, an increase of $38.3 million. Compared to June 30, 2024, total assets decreased $61.9 million from $2.30 billion, year-over-year.

Loans receivable, net of deferred fees, were $1.87 billion at each of June 30, 2025 and December 31, 2024, and $1.89 billion at June 30, 2024. During the second quarter of 2025, loan originations totaled $29.2 million with a weighted average rate of 7.66%, and were primarily comprised of commercial and industrial loans. Loan renewals totaled $37.9 million and had a weighted average rate of 7.72%. Loans that paid off during the second quarter of 2025 totaled $38.5 million and had a weighted average rate of 6.01%, and were primarily comprised of commercial real estate and construction loans. At June 30, 2025, the Company's warehouse lending facility increased $8.4 million to end at $52.5 million, with a weighted average yield of 6.39% for the quarter ended June 30, 2025.

Investment securities were $157.1 million at June 30, 2025, $156.7 million at December 31, 2024 and $162.4 million at June 30, 2024. For the six months ended June 30, 2025, investment securities increased primarily due to a decrease in the portfolio’s unrealized losses totaling $6.0 million, security purchases totaling $2.0 million, offset by principal repayments totaling $7.5 million.

Total deposits were $1.90 billion at June 30, 2025, $1.87 billion at December 31, 2024, and $1.97 billion at June 30, 2024. Core deposits, which exclude wholesale deposits, increased $47.8 million, or 6% an annualized basis, for the six months ended June 30, 2025. During the second quarter of 2025, wholesale deposits decreased $15.0 million, as the Company unwound $15 million of its pay-fixed/receive floating interest rate swaps and the funding associated with that hedge, resulting in a gain of $154 thousand. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At June 30, 2025 and December 31, 2024, reciprocal deposits, which are mostly comprised of interest checking and savings accounts, totaled $320.7 million and $269.7 million, respectively, and are considered part of the Company’s core deposit base. Time deposits increased $30.0 million to $278.8 million during the first six months of 2025. The Company continues to build core deposits at lower interest rates.

At June 30, 2025, wholesale funding totaled $284.9 million, a decrease of $15.0 million, or 5%, from March 31, 2025. Wholesale funding at June 30, 2025 includes wholesale deposits totaling $234.9 million and other borrowed funds totaling $50.0 million. For the quarter ended June 30, 2025, the cost of wholesale funding (including $235 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.26%) was 3.46% compared to a cost of 3.54% for the quarter ended March 31, 2025.

Shareholders’ equity at June 30, 2025 was $243.2 million, an increase of $7.8 million, or 3%, from December 31, 2024. Earnings for the six months ended June 30, 2025 contributed $10.8 million to the increase in shareholders’ equity. During the second quarter of 2025, the Company repurchased 415,000 shares of its common stock at a total cost of $4.6 million, decreasing shareholders’ equity. Accumulated other comprehensive loss decreased $1.0 million for the six months ended June 30, 2025, and was primarily related to the change in the Company’s other comprehensive income associated with its available-for-sale investment securities portfolio at June 30, 2025.

Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at June 30, 2025 and December 31, 2024 was $13.08 and $12.52, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at June 30, 2025 and December 31, 2024 was $14.32 and $13.80, respectively.

The Bank was well-capitalized at June 30, 2025, with total risk-based capital ratio of 15.28%, common equity tier 1 risk-based capital ratio of 14.29%, and tier 1 leverage ratio of 11.97%.

Asset Quality
For the three and six months ended June 30, 2025, the Company recorded a provision for credit losses totaling $105 thousand and $305 thousand, respectively, compared to $206 thousand for each of the three and six months ended June 30, 2024. At June 30, 2025 and December 31, 2024, the allowance for credit losses (“ACL”) was $18.1 million. The ACL to total loans, net of fees, was 0.97% at each of June 30, 2025 and December 31, 2024. The Company generally does not record reserves for the warehouse lending facility it provides to ACM. Excluding the warehouse lending facility, the ACL to total loans, net of fees, was 0.99% at June 30, 2025. The reserve for unfunded commitments and the ACL on loans combined at June 30, 2025 was 0.99% of total loans, net of fees. The Company recorded net charge-offs of $517 thousand, or 0.11% annualized to average loans, for the three months ended June 30, 2025. Net charge-offs for the quarter ended June 30, 2025 were primarily comprised of one commercial loan, and not indicative of a systemic issue with the Company’s loan portfolio credit quality. For the six months ended June 30, 2025, net charge-offs totaled $378 thousand, or 0.04% annualized to average loans.

Nonperforming loans at June 30, 2025 totaled $10.5 million, or 0.46% of total assets, compared to $12.8 million, or 0.58% of total assets, at December 31, 2024. The decrease in nonperforming loans at June 30, 2025 was due to a decrease in nonaccrual loans of $990 thousand, and a decrease in loans past due over 90 days of $1.3 million at June 30, 2025. Total watchlist loans decreased to $12.6 million, or 13%, from $14.5 million at December 31, 2024. The Company had no other real estate owned at June 30, 2025 and December 31, 2024.

At June 30, 2025, commercial real estate loans totaled $981.5 million, or 53% of total loans, net of fees, and construction loans totaled $177.1 million, or 9% of total loans, net of fees. Included in commercial real estate loans are loans secured by office properties totaling $119.8 million, or 6% of total loans, which are primarily located in the Virginia and Maryland suburbs of the Company’s market area, with $1.6 million, or 0.09% of total loans, located in Washington, D.C. Loans secured by retail properties totaled $236.9 million, or 13% of total loans, at June 30, 2025, with $12.3 million, or less than 1% of total loans, located in Washington, D.C. Loans secured by multi-family properties totaled $155.7 million, or 8% of total loans, at June 30, 2025, with $73.3 million, or 4% of total loans, located in Washington, D.C. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration.

The Company manages the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure, and mitigate its loan concentrations within its commercial real estate portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at June 30, 2025 (dollars in thousands).

Owner Occupied Commercial Real Estate (2)				Non-Owner Occupied Commercial Real Estate (2)				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Market Areas	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	62%	7	$8,390	17%	1	$2,938	Counties of Fairfax and Loudoun, VA and Montgomery County, MD	—	$—	$11,328
Office, Class B	50%	26	9,770	46%	24	51,976		—	—	61,746
Office, Class C	45%	8	4,611	35%	8	1,786		1	840	7,237
Office, Medical	35%	7	1,031	43%	5	26,636		1	11,847	39,514
Subtotal		48	$23,802		38	$83,336		2	$12,687	$119,825	6%

Retail- Neighborhood/Community Shop		—	$—	44%	30	$85,681	Counties of Prince George's and Montgomery, MD and Fairfax County, VA	1	$5,607	$91,288
Retail- Restaurant	50%	7	6,074	42%	14	24,411		—	—	30,485
Retail- Single Tenant	55%	5	1,870	44%	16	30,105		—	—	31,975
Retail- Anchored,Other		—	—	52%	11	33,121		—	—	33,121
Retail- Grocery-anchored		—	—	41%	8	50,030		—	—	50,030
Subtotal		12	$7,944		79	$223,348		1	$5,607	$236,899	13%

Multi-family, Class A		—	$—	30%	2	$1,432	Washington, D.C., Baltimore City, MD and Richmond City, VA	1	$1,317	$2,749
Multi-family, Class B		—	—	65%	19	65,177		1	3,973	69,150
Multi-family, Class C		—	—	54%	58	70,804		1	992	71,796
Multi-Family-Affordable Housing		—	—	43%	5	11,993		—	—	11,993
Subtotal		—	$—		84	$149,406		3	$6,282	$155,688	8%

Industrial	47%	38	$60,639	48%	35	$114,790	Counties of Prince William and Fairfax, VA and Howard County, MD	1	$2,093	$177,522
Warehouse	49%	12	14,738	28%	7	9,050		—	—	23,788
Flex	45%	10	9,600	53%	14	55,980		3	4,628	70,208
Subtotal		60	$84,977		56	$179,820		4	$6,721	$271,518	14%

Hotels			$—	45%	10	$54,499		1	$7,720	$62,219	3%
Mixed Use	43%	10	$7,508	59%	31	$52,817		—	$—	$60,325	3%

Land			$—	1%	2	$625		20	$37,395	$38,020	2%
1-4 Family construction			$—			$—		13	$75,522	$75,522	4%
Other (including net deferred fees)			$54,481			$58,916			$25,201	$138,598	7%

Total commercial real estate and construction loans, net of fees, at June 30, 2025			$178,712			$802,767			$177,135	$1,158,614	62%

At December 31, 2024			$188,182			$850,125			$162,367	$1,200,674	64%

(1) Loan-to-value is determined at origination date against current bank-owned principal.
(2) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for non-owner occupied at origination.

The loans shown in the above table exhibit strong credit quality, with one nonaccrual loan at June 30, 2025 totaling $10.2 million, which has a specific reserve totaling $365 thousand. During its assessment of the ACL, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
For the three and six months ended June 30, 2025, the Company recorded income of $350 thousand and $491 thousand, respectively, compared to income of $350 thousand and $123 thousand, respectively, for the three and six months ended June 30, 2024, related to its investment in Atlantic Coast Mortgage, LLC ("ACM"). The increase in earnings at ACM are a direct result of continued success in executing their strategic growth and geographic diversification initiatives, resulting in a 15% increase in loan originations for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. As of June 30, 2025, ACM is now licensed in 38 states with four additional state license applications currently in process.

The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income.

Income Statement
The Company recorded net income of $5.7 million for the three months ended June 30, 2025 compared to net income of $4.2 million for the three months ended June 30, 2024, an increase of $1.5 million, or 36%. Compared to the linked quarter, net income for the three months ended June 30, 2025 increased $502 thousand, or 10%, from $5.2 million for the three months ended March 31, 2025.

Net interest income increased $2.1 million, or 15%, to $15.8 million for the quarter ended June 30, 2025, compared to $13.7 million for the same period of 2024, and increased $707 thousand, or 5%, compared to the linked quarter ended March 31, 2025. The increase in net interest income for the second quarter of 2025 compared to both the year ago and linked quarters was primarily due to an increase in loan interest income as the loan portfolio reprices to higher interest rates.

The Company's net interest margin increased 31 basis points to 2.90% for the quarter ended June 30, 2025 compared to 2.59% for the quarter ended June 30, 2024, and increased 7 basis points from 2.83% for the linked quarter ended March 31, 2025. The increase in net interest margin is a result of improved yields on earning assets, primarily from the loan portfolio, in addition to continued improvement in the cost of funding sources. Cost of funds decreased to 2.79% for the quarter ended June 30, 2025, a decrease from 2.83% for the quarter ended March 31, 2025, and a decrease from 3.00% for the year ago quarter ended June 30, 2024.

Compared to the year ago quarter, interest income increased $1.5 million, or 5%, to $29.4 million, for the second quarter of 2025, and increased $873 thousand, or 3%, compared to the linked quarter ended March 31, 2025. Loan interest income increased $571 thousand, or 2%, to $27.0 million for the three months ended June 30, 2025, compared to $26.5 million for the three months ended June 30, 2024, as average loan yields increased during this same comparable period. Loan yields increased 18 basis points to 5.80% for the three months ended June 30, 2025 compared to 5.62% for the same period of 2024, and increased 11 basis points from 5.69% for the three months ended March 31, 2025. The yield on earning assets increased 12 basis points to 5.39% for the three months ended June 30, 2025 compared to 5.27% for the same period of 2024. Compared to the linked quarter, the yield on earnings assets increased 8 basis points to 5.39% for the quarter ended June 30, 2025, compared to 5.31% for the quarter ended March 31, 2025, a result of loans repricing upwards as compared to the prior quarter.

The Company anticipates continued increase in loan yields due to scheduled loan repricings. Within 12 months of June 30, 2025, $81.3 million in fixed rate commercial loans with a weighted average rate of 4.74% and $21.0 million in variable rate commercial loans with a weighted average rate of 4.00% are expected to reprice. Within the following 24-36 months of June 30, 2025, $268.0 million in fixed rate commercial loans with a weighted average rate of 4.83% and an additional $129.9 million in variable rate commercial loans with a weighted average rate of 4.95% are scheduled to reprice. These scheduled repricings represent 33% of the Company’s total commercial loan portfolio. In the near-term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

The Company has actively managed its maturing commercial real estate loan portfolio and further diversified its loan mix toward commercial & industrial loans. Commercial real estate loan maturities scheduled for 2024 totaling $36.0 million with a weighted average interest rate of 6.04% paid off as expected. Through June 30, 2025, scheduled commercial real estate maturities totaling $22.5 million with a weighted average interest rate of 5.31% have paid off or are expected to pay off later in 2025.

Interest expense decreased $630 thousand, or 4%, to $13.7 million, for the quarter ended June 30, 2025, compared to $14.3 million for the quarter ended June 30, 2024, which is attributable to the decrease in other borrowed funds. On a linked quarter basis, interest expense increased $166 thousand, or 1%, compared to the quarter ended March 31, 2025. Interest expense on deposits increased slightly by $64 thousand to $13.0 million for the three months ended June 30, 2025, compared to $12.9 million for the three months ended June 30, 2024, as average total deposits increased $114.2 million for the three months ended June 30, 2025 when compared to the year ago quarter. On a linked quarter basis, interest expense on deposits increased $166 thousand, or 1%, from $12.8 million for the quarter ended March 31, 2025. The cost of deposits (which includes noninterest-bearing deposits) for the second quarter ended June 30, 2025 was 2.74%, a decrease of 27 basis points from the year ago quarter ended June 30, 2024, and a decrease of 4 basis points compared to the linked quarter ended March 31, 2025, demonstrating the Company's ability to grow its customer base while reducing deposit costs.

Net interest income for the six months ended June 30, 2025 and 2024 was $30.8 million and $26.5 million, respectively, an increase of $4.3 million, or 16%, year-over-year. Interest income increased $3.2 million, or 6%, to $58.0 million for the six months ended June 30, 2025 compared to $54.8 million for the comparable 2024 period. Interest expense totaled $27.2 million for the six months ended June 30, 2025, a decrease of $1.2 million, or 4%, compared to $28.3 million for the six months ended June 30, 2024. The Company’s net interest margin for the six months ended June 30, 2025 was 2.87% compared to 2.53% for the year-ago six month period of 2024, an increase of 34 basis points, or 13%.

Noninterest income for the three months ended June 30, 2025 totaled $1.0 million compared to income of $671 thousand for the three months ended March 31, 2025, and $871 thousand for the three months ended June 30, 2024.

Fee income from loans was $33 thousand for the quarter ended June 30, 2025, compared to $38 thousand for the second quarter of 2024. Service charges on deposit accounts totaled $282 thousand for the second quarter of 2025, compared to $279 thousand for the year ago quarter, and $270 thousand for the linked quarter ended March 31, 2025. Income from BOLI increased to $71 thousand for the three months ended June 30, 2025, compared to $66 thousand for the same period of 2024. Income from the minority interest in ACM for both of the quarters ended June 30, 2025 and 2024 was $350 thousand. As mentioned previously, during the quarter ended June 30, 2025, the Company unwound $15 million of its pay-fixed/receive floating interest rate swaps and the funding associated with that hedge, resulting in a gain of $154 thousand.

For the six months ended June 30, 2025, the Company recorded noninterest income totaling $1.7 million, compared to $1.3 million for the six months ended June 30, 2024. Fee income from loans was $110 thousand for the six months ended June 30, 2025, compared to $87 thousand for the same period of 2024. Service charges on deposit accounts totaled $552 thousand for the six months ended June 30, 2025, compared to $540 thousand for the six months ended June 30, 2024. Income from BOLI decreased to $141 thousand for the six months ended June 30, 2025 compared to $256 thousand for the same period of 2024, a direct result of the BOLI surrendered during 2024. Income from its minority interest in ACM was $491 thousand for the six months ended June 30, 2025, compared to $123 thousand for the same period of 2024.

Noninterest expense totaled $9.4 million for the quarter ended June 30, 2025, an increase of $432 thousand, or 5%, compared to $9.0 million for the year ago quarter ended June 30, 2024. On a linked quarter basis, noninterest expense increased $295 thousand, or 3%, from $9.1 million for the three months ended March 31, 2025, primarily due to an increase in salaries and benefits expense during the second quarter of 2025. Compared to the year ago quarter, salaries and benefits expense increased $346 thousand, or 7%, for the three months ended June 30, 2025, and increased $253 thousand, or 5%, compared to the linked quarter ended March 31, 2025. The increase in salaries and benefits expense for the second quarter of 2025 as compared to both the year ago and linked quarters is primarily a result of an increase in incentive accruals for the second quarter of 2025 along with the filling of open positions that were vacant in the previous periods.

Internet banking and software expense increased $134 thousand to $864 thousand for the second quarter of 2025 compared to the year ago quarter ended June 30, 2024, primarily as a result of the implementation of enhanced customer software solutions. Data processing and network administration expense decreased $117 thousand to $550 thousand for the three months ended June 30, 2025 compared to the same period of 2024, primarily as a result of contract renewals with certain service providers for the Bank. The Company continues to identify and assess opportunities to reduce operating expenses.

For the six months ended June 30, 2025 and 2024, noninterest expense was $18.6 million and $17.6 million, respectively, an increase of $940 thousand, or 5%, primarily as a result of the aforementioned increases in salaries and benefits expenses and internet banking and software expense.

The efficiency ratio for the quarters ended June 30, 2025, March 31, 2025, and June 30, 2024, was 56.2%, 58.1%, and 61.9%, respectively. For the six months ended June 30, 2025 and 2024, the efficiency ratio was 57.1% and

63.5%, respectively. A reconciliation of the aforementioned efficiency ratios, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.6 million and $1.2 million for the three months ended June 30, 2025 and 2024, respectively. For the six months ended June 30, 2025 and 2024, provision for income taxes was $2.8 million and $4.4 million, respectively. The 2024 period included an additional $2.4 million which was associated with the Company’s surrender of BOLI policies in the first quarter of 2024.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.24 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that we serve could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that we provide and increases in loan delinquencies and defaults; the concentration of our business in and around the Washington, D.C. metropolitan area and the effects of changes in the economic, political, and environmental conditions on this market, including potential reductions in spending by the U.S. government and related reductions in the federal workforce; the impact of the interest rate environment on our business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in our liquidity requirements could be adversely affected by changes in our assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; the management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions that we do business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; our investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in our common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; potential exposure to fraud, negligence, computer theft and cyber-crime, and our ability to maintain the security of our data processing and information technology systems; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, or actions taken by the United States or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; and the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended,		For the Six Months Ended,		At or For the Three Months Ended,
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024	March 31, 2025	December 31, 2024
Selected Balances
Total assets	$2,237,250	$2,299,194			$2,240,797	$2,198,950
Total investment securities	157,129	162,429			166,756	164,926
Total loans, net of deferred fees	1,869,098	1,886,929			1,882,133	1,870,235
Allowance for credit losses on loans	(18,065)	(19,208)			(18,422)	(18,129)
Total deposits	1,903,472	1,968,750			1,906,621	1,870,605
Subordinated debt	18,723	19,652			18,709	18,695
Other borrowings	50,000	57,000			50,000	50,000
Reserve for unfunded commitments	503	506			557	510
Total shareholders' equity	243,163	226,491			242,328	235,354
Summary Results of Operations
Interest income	$29,430	$27,972	$57,987	$54,799	$28,557	$29,281
Interest expense	13,671	14,301	27,176	28,336	13,505	14,367
Net interest income	15,759	13,670	30,811	26,462	15,052	14,913
Provision for credit losses	105	206	305	206	200	—
Net interest income after provision for credit losses	15,654	13,464	30,506	26,256	14,852	14,913
Noninterest income - loan fees, service charges and other	432	454	892	862	460	431
Noninterest income - bank owned life insurance	71	66	141	256	70	71
Noninterest income (loss) on minority membership interest	351	351	492	148	141	(49)
Noninterest income - gain on termination of derivative instruments	154	—	154	—	—	—
Noninterest expense	9,428	8,996	18,561	17,621	9,133	9,002
Income before taxes	7,234	5,340	13,624	9,902	6,390	6,363
Income tax expense	1,567	1,185	2,792	4,407	1,225	1,463
Net income	5,667	4,155	10,832	5,495	5,165	4,900
Per Share Data
Net income, basic	$0.31	$0.23	$0.59	$0.31	$0.28	$0.27
Net income, diluted	$0.31	$0.23	$0.59	$0.30	$0.28	$0.26
Book value	$13.49	$12.45			$13.17	$12.93
Tangible book value	$13.08	$12.04			$12.75	$12.52
Tangible book value, excluding accumulated other comprehensive losses	$14.32	$13.26			$13.94	$13.80
Shares outstanding	18,019,204	18,186,147			18,406,216	18,204,455
Selected Ratios
Net interest margin (2)	2.90%	2.59%	2.87%	2.53%	2.83%	2.77%
Return on average assets (2)	1.02%	0.77%	0.98%	0.51%	0.94%	0.90%
Return on average equity (2)	9.37%	7.42%	8.99%	4.95%	8.61%	8.37%
Efficiency (3)	56.22%	61.86%	57.13%	63.54%	58.08%	58.58%
Loans, net of deferred fees to total deposits	98.19%	95.84%			98.72%	99.98%
Noninterest-bearing deposits to total deposits	18.71%	18.99%			19.26%	19.55%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$5,667	$4,155	$10,832	$5,495	$5,165	$4,900
Gain on termination of derivative instruments	(154)	—	(154)	—	—	—
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—	—	2,386	—	—
Income tax benefit associated with non-GAAP adjustments	35	—	35	—	—	—
Adjusted Net Income, commercial bank operating earnings (non-GAAP)	$5,548	$4,155	$10,713	$7,881	$5,165	$4,900
Adjusted Earnings per share - basic (non-GAAP commercial bank operating earnings) (2)	$0.31	$0.23	$0.59	$0.44	$0.28	$0.27
Adjusted Earnings per share - diluted (non-GAAP commercial bank operating earnings) (2)	$0.30	$0.23	$0.58	$0.43	$0.28	$0.26
Adjusted Return on average assets (non-GAAP commercial bank operating earnings) (2)	1.00%	0.77%	0.97%	0.73%	0.94%	0.90%
Adjusted Return on average equity (non-GAAP commercial bank operating earnings) (2)	9.17%	7.42%	8.89%	7.10%	8.61%	8.36%
Adjusted Efficiency ratio (non-GAAP commercial bank operating earnings)(3)	56.74%	61.86%	57.40%	63.55%	58.08%	58.62%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	11.16%	9.56%			10.98%	10.87%
Total risk-based capital (to risk weighted assets)	15.28%	14.13%			15.07%	14.73%
Common equity tier 1 capital (to risk weighted assets)	14.29%	13.09%			14.07%	13.74%
Tier 1 leverage (to average assets)	11.97%	11.31%			11.92%	11.74%
Asset Quality
Nonperforming loans	$10,529	$3,187			$10,747	$12,823
Nonperforming loans to total assets	0.47%	0.13%			0.48%	0.58%
Nonperforming assets to total assets	0.47%	0.13%			0.48%	0.58%
Allowance for credit losses on loans	0.97%	1.02%			0.98%	0.97%
Allowance for credit losses to nonperforming loans	171.57%	602.70%			171.42%	141.38%
Net charge-offs (recoveries)	$517	$(5)	$378	$(35)	$(139)	$937
Net charge-offs (recoveries) to average loans (2)	0.11%	—%	0.04%	—%	(0.03)%	0.20%
Selected Average Balances
Total assets	$2,229,432	$2,170,786	$2,215,782	$2,165,125	$2,201,982	$2,185,879
Total earning assets	2,182,180	2,123,431	2,167,775	2,103,435	2,153,209	2,139,505
Total loans, net of deferred fees	1,862,488	1,882,342	1,864,529	1,861,614	1,866,593	1,875,328
Total deposits	1,896,263	1,798,734	1,882,466	1,792,705	1,868,514	1,851,402
Other Data
Noninterest-bearing deposits	$356,208	$373,848			$367,124	$365,666
Interest-bearing checking, savings and money market	1,033,577	1,070,360			1,014,636	1,006,898
Time deposits	278,758	274,684			274,949	248,154
Wholesale deposits	234,929	249,860			249,912	249,887

(1) Non-GAAP Reconciliation
Total shareholders’ equity	$243,163	$226,491			$242,328	$235,354
Goodwill and intangibles, net	(7,352)	(7,497)			(7,613)	(7,420)
Tangible Common Equity	$235,811	$218,993			$234,715	$227,934
Accumulated Other Comprehensive Income (Loss) ("AOCI")	(22,266)	(22,152)			(21,886)	(23,266)
Tangible Common Equity excluding AOCI	$258,077	$241,146			$256,601	$251,200

Book value per common share	$13.49	12.45			$13.17	$12.93
Intangible book value per common share	(0.41)	(0.41)			(0.42)	(0.41)
Tangible book value per common share	$13.08	$12.04			$12.75	$12.52
AOCI (loss) per common share	(1.24)	(1.22)			(1.19)	(1.28)
Tangible book value per common share, excluding AOCI	$14.32	$13.26			$13.94	$13.80
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	June 30, 2025	March 31, 2025	% Change Current Quarter	December 31, 2024	June 30, 2024	% Change From Year Ago

Cash and due from banks	$14,627	$12,957	12.9%	$8,161	$10,226	43.0%
Interest-bearing deposits at other financial institutions	120,505	110,973	8.6%	82,789	154,359	(21.9)%
Investment securities	157,129	158,982	(1.2)%	156,740	162,429	(3.3)%
Restricted stock, at cost	7,774	7,774	—%	8,186	8,186	(5.0)%
Loans, net of fees:
Commercial real estate	981,479	1,009,842	(2.8)%	1,038,307	1,083,481	(9.4)%
Commercial and industrial	344,931	339,173	1.7%	314,274	268,921	28.3%
Commercial construction	177,135	165,665	6.9%	162,367	164,735	7.5%
Consumer real estate	307,423	314,971	(2.4)%	325,313	339,146	(9.4)%
Warehouse facilities	52,529	44,154	19.0%	22,388	24,425	115.1%
Consumer nonresidential	5,601	8,328	(32.7)%	7,586	6,220	(10.0)%
Total loans, net of fees	1,869,098	1,882,133	(0.7)%	1,870,235	1,886,929	(0.9)%
Allowance for credit losses on loans	(18,065)	(18,422)	(1.9)%	(18,129)	(19,208)	(6.0)%
Loans, net	1,851,033	1,863,711	(0.7)%	1,852,106	1,867,721	(0.9)%

Premises and equipment, net	773	814	(5.0)%	858	915	(15.5)%
Goodwill and intangibles, net	7,352	7,385	(0.4)%	7,420	7,497	(1.9)%
Bank owned life insurance (BOLI)	9,361	9,289	0.8%	9,219	9,078	3.1%
Other assets	68,696	68,912	(0.3)%	73,471	78,783	(12.8)%
Total Assets	$2,237,250	$2,240,797	(0.2)%	$2,198,950	$2,299,194	(2.7)%

Deposits:
Noninterest-bearing	$356,208	$367,124	(3.0)%	$365,666	$373,848	(4.7)%
Interest checking	669,054	617,845	8.3%	623,811	631,162	6.0%
Savings and money market	364,523	396,791	(8.1)%	383,087	439,198	(17.0)%
Time deposits	278,758	274,949	1.4%	248,154	274,684	1.5%
Wholesale deposits	234,929	249,912	(6.0)%	249,887	249,860	(6.0)%
Total deposits	1,903,472	1,906,621	(0.2)%	1,870,605	1,968,752	(3.3)%

Other borrowed funds	50,000	50,000	—%	50,000	57,000	(12.3)%
Subordinated notes, net of issuance costs	18,723	18,709	0.1%	18,695	19,652	(4.7)%
Reserve for unfunded commitments	503	557	(9.7)%	510	506	(0.6)%
Other liabilities	21,389	22,582	(5.3)%	23,786	26,793	(20.2)%

Shareholders’ equity	243,163	242,328	0.3%	235,354	226,491	7.4%
Total Liabilities & Shareholders' Equity	$2,237,250	$2,240,797	(0.2)%	$2,198,950	$2,299,194	(2.7)%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2025	March 31, 2025	% Change Current Quarter	June 30, 2024	% Change From Year Ago

Net interest income	$15,759	$15,052	4.7%	$13,671	15.3%
Provision for credit losses	105	200	(47.5)%	206	(49.0)%
Net interest income after provision for credit losses	15,654	14,852	5.4%	13,465	16.3%

Noninterest income:
Fees on loans	33	77	(57.1)%	38	(13.2)%
Service charges on deposit accounts	282	270	4.4%	279	1.1%
BOLI income	71	70	1.4%	66	7.6%
Income from minority membership interests	351	141	(149.8)%	351	—%
Gain on termination of derivative instruments	154	—	100.0%	—	—%
Other fee income	117	113	3.5%	137	(14.6)%
Total noninterest income	1,008	671	50.3%	871	15.7%

Noninterest expense:
Salaries and employee benefits	5,036	4,783	5.3%	4,690	7.4%
Occupancy expense	539	529	1.9%	515	4.7%
Internet banking and software expense	864	825	4.7%	730	18.4%
Data processing and network administration	550	619	(11.1)%	667	(17.5)%
State franchise taxes	583	596	(2.2)%	590	(1.2)%
Professional fees	328	242	35.5%	228	43.9%
Other operating expense	1,528	1,539	(0.7)%	1,575	(3.0)%
Total noninterest expense	9,428	9,133	3.2%	8,996	4.8%
Net income before income taxes	7,234	6,390	13.2%	5,340	35.5%
Income tax expense	1,567	1,225	27.9%	1,185	32.2%
Net Income	$5,667	$5,165	9.7%	$4,155	36.4%

Earnings per share - basic	$0.31	$0.28	10.7%	$0.23	34.8%
Earnings per share - diluted	$0.31	$0.28	10.7%	$0.23	34.8%
Weighted-average common shares outstanding - basic	18,129,487	18,295,268	(0.9)%	18,000,491	0.7%
Weighted-average common shares outstanding - diluted	18,256,496	18,466,509	(1.1)%	18,341,906	(0.5)%

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$5,667	$5,165		$4,155
Gain on termination of derivative instruments	(154)	—		—
Income tax benefit associated with non-GAAP adjustments	35	—		—
Adjusted Net Income, commercial bank operating earnings (non-GAAP)	$5,548	$5,165		$4,155
Adjusted Earnings per share - basic (non-GAAP commercial bank operating earnings)	$0.31	$0.28		$0.23
Adjusted Earnings per share - diluted (non-GAAP commercial bank operating earnings)	$0.30	$0.28		$0.23

Adjusted Return on average assets (non-GAAP commercial bank operating earnings)	1.00%	0.94%		0.77%
Adjusted Return on average equity (non-GAAP commercial bank operating earnings)	9.17%	8.61%		7.42%
Adjusted Efficiency ratio (non-GAAP commercial bank operating earnings)	56.74%	58.08%		61.86%

	For the Three Months Ended
	June 30, 2025	March 31, 2025	% Change Current Quarter	June 30, 2024	% Change From Year Ago
Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$5,667	$5,165		$4,155
Provision for credit losses	105	200		206
Gain on termination of derivative instruments	(154)	—		—
Income tax expense	1,567	1,225		1,185
Adjusted Pre-tax pre-provision income	$7,185	$6,590		$5,546
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.40	$0.36		$0.31
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.39	$0.36		$0.30

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.29%	1.20%		1.02%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	11.88%	10.98%		9.91%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	For the Six Months Ended
	June 30, 2025	June 30, 2024	% Change

Net interest income	$30,811	$26,462	16.4%
Provision for credit losses	305	206	48.1%
Net interest income after provision for credit losses	30,506	26,256	16.2%

Noninterest income:
Fees on loans	110	87	26.4%
Service charges on deposit accounts	552	540	2.2%
BOLI income	141	256	(44.9)%
Income from minority membership interests	492	148	232.4%
Gain on termination of derivative instruments	154	—	100.0%
Other fee income	230	235	(2.1)%
Total noninterest income	1,679	1,266	32.6%

Noninterest expense:
Salaries and employee benefits	9,818	9,221	6.5%
Occupancy expense	1,067	1,037	2.9%
Internet banking and software expense	1,689	1,424	18.6%
Data processing and network administration	1,169	1,302	(10.2)%
State franchise taxes	1,178	1,179	(0.1)%
Professional fees	569	471	20.8%
Other operating expense	3,071	2,987	2.8%
Total noninterest expense	18,561	17,621	5.3%
Net income before income taxes	13,624	9,901	37.6%
Income tax expense	2,792	4,406	(36.6)%
Net Income	$10,832	$5,495	97.1%

Earnings per share - basic	$0.59	$0.31	90.3%
Earnings per share - diluted	$0.59	$0.30	96.7%
Weighted-average common shares outstanding - basic	18,212,377	17,914,625	1.7%
Weighted-average common shares outstanding - diluted	18,361,502	18,329,695	0.2%

	For the Six Months Ended
	June 30, 2025	June 30, 2024	% Change
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$10,832	$5,495
Gain on termination of derivative instruments	(154)	—
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	2,386
Provision for income taxes associated with non-GAAP adjustments	35	—
Adjusted Net Income, core bank operating earnings (non-GAAP)	$10,713	$7,881
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.59	$0.44
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.58	$0.43

Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.97%	0.73%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	8.89%	7.10%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)	57.40%	63.55%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$10,832	$5,495
Provision for credit losses	305	206
Gain on termination derivative instruments	(154)	—
Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	2,386
Income tax expense	2,792	2,020
Adjusted Pre-tax pre-provision income	$13,775	$10,107
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.76	$0.56
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.75	$0.55

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.24%	0.93%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	11.43%	9.11%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	6/30/2025			3/31/2025			6/30/2024
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$996,979	$12,625	5.07%	$1,027,564	$12,885	5.02%	$1,087,064	$13,795	5.08%
Commercial and industrial	339,859	6,847	8.06%	324,023	6,369	7.86%	253,485	5,022	7.92%
Commercial construction	171,434	3,175	7.41%	165,111	2,969	7.19%	162,711	2,918	7.17%
Consumer real estate	311,331	3,662	4.70%	319,946	3,822	4.78%	347,180	4,116	4.74%
Warehouse facilities	35,603	569	6.39%	21,847	347	6.35%	26,000	483	7.44%
Consumer nonresidential	7,282	150	8.24%	8,102	161	7.95%	5,902	123	8.34%
Total loans	1,862,488	27,028	5.80%	1,866,593	26,553	5.69%	1,882,342	26,457	5.62%

Investment securities (2)	196,693	1,038	2.11%	198,776	1,041	2.09%	211,630	1,115	2.10%
Interest-bearing deposits at other financial institutions	122,999	1,364	4.45%	87,840	963	4.39%	29,459	401	5.48%
Total interest-earning assets	2,182,180	$29,430	5.39%	$2,153,209	$28,557	5.31%	$2,123,431	$27,973	5.27%

Non-interest earning assets:
Cash and due from banks	10,981			11,138			7,553
Premises and equipment, net	800			849			979
Accrued interest and other assets	53,874			54,981			57,755
Allowance for credit losses	(18,403)			(18,195)			(18,932)
Total Assets	$2,229,432			$2,201,982			$2,170,786

Interest-bearing liabilities:
Interest checking	$646,842	$5,025	3.12%	$617,141	$4,821	3.17%	$549,071	$4,622	3.39%
Savings and money market	362,904	3,011	3.33%	390,467	3,141	3.26%	334,627	3,081	3.70%
Time deposits	277,311	2,823	4.08%	256,389	2,680	4.24%	286,910	3,104	4.35%
Wholesale deposits	247,603	2,099	3.40%	249,888	2,150	3.49%	249,846	2,087	3.36%
Total interest-bearing deposits	1,534,660	12,958	3.39%	1,513,885	12,792	3.43%	1,420,454	12,894	3.65%

Other borrowed funds	50,011	468	3.75%	50,000	468	3.80%	99,758	1,150	4.63%
Subordinated notes, net of issuance costs	18,714	245	5.26%	18,699	245	5.32%	19,639	257	5.27%
Total interest-bearing liabilities	1,603,385	$13,671	3.42%	$1,582,584	$13,505	3.46%	$1,539,851	$14,301	3.74%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	361,602			354,629			378,280
Other liabilities	22,437			24,747			28,740
Shareholders’ equity	242,008			240,022			223,914
Total Liabilities and Shareholders' Equity	$2,229,432			$2,201,982			$2,170,786
Net Interest Margin		$15,759	2.90%		$15,052	2.83%		$13,672	2.59%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Six Months Ended
	6/30/2025			6/30/2024
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,012,187	$25,510	5.04%	$1,089,076	$27,356	5.02%
Commercial and industrial	331,985	13,216	7.96%	240,816	9,383	7.79%
Commercial construction	168,290	6,144	7.30%	157,622	5,670	7.19%
Consumer real estate	315,615	7,484	4.74%	353,033	8,557	4.85%
Warehouse facilities	28,763	917	6.38%	15,266	571	7.49%
Consumer nonresidential	7,689	311	8.08%	5,801	234	8.07%
Total loans	1,864,529	53,582	5.72%	1,861,614	51,771	5.56%

Investment securities (2)	197,729	2,078	2.10%	213,325	2,259	2.12%
Interest-bearing deposits at other financial institutions	105,517	2,327	4.45%	28,496	773	5.46%
Total interest-earning assets	2,167,775	$57,987	5.32%	2,103,435	$54,803	5.21%

Non-interest earning assets:
Cash and due from banks	10,199			5,880
Premises and equipment, net	824			978
Accrued interest and other assets	55,283			73,739
Allowance for credit losses	(18,299)			(18,907)
Total Assets	$2,215,782			$2,165,125

Interest-bearing liabilities:
Interest checking	$632,074	$9,846	3.14%	$524,497	$8,565	3.28%
Savings and money market	376,609	6,152	3.29%	317,499	5,589	3.54%
Time deposits	266,908	5,503	4.16%	293,891	6,310	4.32%
Wholesale deposits	248,740	4,249	3.44%	277,619	4,971	3.60%
Total interest-bearing deposits	1,524,331	25,750	3.41%	1,413,506	25,435	3.62%

Other borrowed funds	50,006	936	3.77%	103,794	2,387	4.62%
Subordinated notes, net of issuance costs	18,707	490	5.29%	19,632	514	5.27%
Total interest-bearing liabilities	1,593,044	$27,176	3.44%	1,536,932	$28,336	3.71%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	358,135			379,199
Other liabilities	23,583			27,015
Shareholders’ equity	241,020			221,979
Total Liabilities and Shareholders' Equity	$2,215,782			$2,165,125
Net Interest Margin		$30,811	2.87%		$26,468	2.53%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.